Exhibit 99.1

Terreno Realty Corporation Acquires Buildings in Queens, NY for $53.1 Million

Company Release - 12/30/2013 09:15

SAN FRANCISCO – Terreno Realty Corporation (NYSE:TRNO), an acquirer, owner and operator of industrial real estate in six major coastal U.S. markets, acquired four buildings containing approximately 229,000 square feet and an adjacent 0.2 acre land parcel in Queens, New York on December 27, 2013 for a purchase price of approximately $53.1 million.

JFK Airgate is located approximately one-half mile north of John F. Kennedy International airport adjacent to Rockaway Boulevard, the Belt Parkway and the Van Wyck Expressway. The property is approximately 98.6% leased to 18 tenants, including some of the largest international air cargo and logistics firms, as follows:

Airgate I – front-load warehouse/distribution building containing approximately 65,000 square feet with 14 dock-high and 3 grade level loading positions and parking for 56 cars at 151-02 132nd Avenue;

Airgate II – front-load warehouse/distribution building containing approximately 66,000 square feet with 12 dock-high and 3 grade level loading positions and parking for 76 cars at 150-10 132nd Avenue;

Airgate III – front-load warehouse/distribution building containing approximately 73,000 square feet with 18 dock-high and 1 grade level loading positions and parking for 138 cars at 152-02 Baisley Boulevard;

Airgate IV – office building containing approximately 25,000 square feet and parking for 58 cars at 152-01 133rd Avenue; and

Land Parcel – approximately 0.213 acre paved and fenced land parcel with parking for 27 cars at Baisley Blvd and 132nd Avenue.

The estimated stabilized cap rate of the property is 5.3%.

Estimated stabilized cap rates are calculated as annualized cash basis net operating income stabilized to market occupancy (generally 95%) divided by total acquisition cost. Total acquisition cost includes the initial purchase price, the effects of marking assumed debt to market, buyer’s due diligence and closing costs, estimated near-term capital expenditures and leasing costs necessary to achieve stabilization.

Terreno Realty Corporation is an acquirer, owner and operator of industrial real estate in six major coastal U.S. markets: Los Angeles; Northern New Jersey/New York City; San Francisco Bay Area; Seattle; Miami; and Washington, D.C./Baltimore.

Additional information about Terreno Realty Corporation is available on the company’s web site at www.terreno.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “project”, “result”, “should”, “will”, and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control, including risks related to our ability to meet our estimated forecasts related to stabilized cap rates and those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and our other public filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise.

Terreno Realty Corporation

W. Blake Baird, 415-655-4580

Michael A. Coke, 415-655-4580

Source: Terreno Realty Corporation